PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1466 N. HIGHWAY 89 STE. 230

FARMINGTON, UTAH 84025

(801) 447-9572 FAX (801) 447-9578

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Frontier Digital Media Group, Inc. on Post-Effective Amendment No. 1 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated April 14, 2016 and on the balance sheet of Frontier Digital Media Group, Inc. as of December 31, 2015 and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.
Farmington, Utah
December 20, 2016